Filed Pursuant to Rule 433
Dated January 30, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	January 30, 2012
Settlement Date (Original Issue Date):	February 2, 2012
Maturity Date:	March 15, 2017
Principal Amount:	US $500,000,000
Price to Public (Issue Price):	99.807%
Agents Commission:	0.325%
All-in Price:	99.482%
Net Proceeds to Issuer:	US $497,410,000
Treasury Benchmark:	0.875% due January 31, 2017
Treasury Yield:	0.730%
Spread to Treasury Benchmark:	Plus 1.76%
Reoffer Yield:	2.490%
Interest Rate Per Annum:	2.450%
Interest Payment Dates:	Semi-annually on the 15th day of each March and September, commencing September 15, 2012 and ending on the Maturity Date
Day Count Convention:	30/360, Following Unadjusted
Business Day Convention:	New York

Filed Pursuant to Rule 433
Dated January 30, 2012
Registration Statement No. 333-178262

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G5S9
ISIN:	US36962G5S91

Plan of Distribution:

The Notes are being purchased by the underwriter listed below, as principal, at 99.807% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Citigroup Global Markets Inc.	$500,000,000
Total	$500,000,000

Additional Information

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407.